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                                                                   EXHIBIT 3.5.1

                            CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                                  PNV.NET, INC.

     (Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

     It is hereby certified that:

                  1. The name of the corporation is PNV.net, Inc. (the "Corporation"). The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on September 18, 1995.

                  2. The Board of Directors of the Corporation duly adopted a resolution proposing and declaring it advisable that Section 1 of Article FOURTH of the Certificate of Incorporation of the Corporation be amended in its entirety to read as follows:

                  "Section 1. Authorized Capitalization. The aggregate number of shares of stock which the Corporation shall have authority to issue is Fifty-eight Million Seven Hundred Fifty Thousand (58,750,000), of which Fifty Million (50,000,000) shares shall be common stock, par value $.001 per share ("Common Stock"), and Eight Million Seven Hundred Fifty Thousand (8,750,000) shares shall be preferred stock, par value $.01 per share ("Preferred Stock")."

                  3. This amendment to the Certificate of Incorporation was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of Delaware.

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                  4. This amendment to the Certificate of Incorporation shall be effective on and as of the date of filing of this Certificate of Amendment with the office of the Secretary of State of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed in its name by its President and attested to by its Secretary this 15th day of September, 1999 and the statements contained herein are affirmed as true under penalties of perjury.

                                PNV.net, Inc.

                                By  /s/ Robert P. May
                                    ------------------------------------------
                                        Robert P. May, Chief Executive Officer

ATTEST:

By: /s/ Anthony Allen
    ----------------------------
        Anthony Allen, Secretary







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